EXHIBIT 5.1
February 4, 2000

WaveRider Communications Inc.
255 Consumers Road, Suite 500
Toronto, Ontario Canada
M2J 1R4

Ladies and Gentlemen:

         We are familiar with the Registration Statement on Form S-8 filed on February 4, 2000 by WaveRider Communications Inc., a Nevada corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933 (the "S-8 Registration Statement"). The S-8 Registration Statement relates to the registration of a total of 3,000,000 shares of the Company's Common Stock, $0.001 par value ("Shares") which may be issued pursuant to the Company's 1999 Incentive and Nonqualified Stock Option Plan (the "Plan").

         In arriving at the opinions expressed below, we have examined and relied on the following documents: (a) the Articles of Incorporation of the Company, as amended; (b) the Amended and Restated By-Laws of the Company; (c) the Plan; and (d) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have further assumed that a sufficient number of duly authorized and unissued shares of Common Stock will be available for issuance at the time options under the Plan are exercised, in accordance with the terms thereof; and that the consideration received by the Company in respect of each Share will be no less than its par value.

         Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that when the S-8 Registration Statement shall have become effective and the Shares have been sold and issued pursuant to the Plan and as contemplated in the S-8 Registration Statement, such Shares will be validly and legally issued, and fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement.

         This opinion is being delivered and is intended for use solely in regard to the transactions contemplated by the S-8 Registration Statement and may not be used, circulated, quoted in whole or in part or otherwise referred to for any purpose without our prior written consent and may not be relied upon by any person or entity other than the Company, its successors and assigns. This opinion is based upon our knowledge of law and facts as of its date. We assume no duty to communicate to you with respect to any matter which comes to our attention hereafter.

                                           Very truly yours,

                                           FOLEY, HOAG & ELIOT LLP

                                           By:/s/ David Broadwin
                                              ------------------
                                                    A Partner